SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2014

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1169	34-0577130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 Mt. Pleasant St., N.W., North Canton, Ohio	44720
(Address of Principal Executive Offices)	(Zip Code)

(234) 262-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On August 20, 2014, The Timken Company, an Ohio corporation (the “Company”), entered into an indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance by the Company of $350 million aggregate principal amount of 3.875% Senior Notes due 2024 (the “Notes”). The Notes were sold on August 20, 2014 in a private transaction exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”), have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Notes bear interest at a rate of 3.875% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2015. The Notes mature on September 1, 2024. The Notes are unsecured senior obligations of the Company.

The terms of the Notes are governed by the Indenture. The Indenture contains customary covenants that, among other things, limit the Company’s and certain of its subsidiaries’ ability to incur secured debt and engage in certain sale and leaseback transactions. If the Company is subject to a “Change of Control Triggering Event,” as defined in the Indenture, the Company is required to offer to repurchase the Notes at 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

The Company may redeem some or all of the Notes at the redemption prices and on the terms specified in the Indenture.

The Indenture contains customary events of default, including failure to make required payments on the Notes, failure to comply with certain agreements or covenants contained in the Indenture, failure to pay or acceleration of certain other indebtedness and certain events of bankruptcy and insolvency. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

The foregoing description of the Indenture does not purport to be complete, and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company also entered into a registration rights agreement, dated August 20, 2014 (the “Registration Rights Agreement”), with Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., as representatives of the several initial purchasers of the Notes. Under the Registration Rights Agreement, the Company agreed, among other things, (i) to file with the Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the Notes for new notes

(the “Exchange Notes”) with terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and additional interest (as discussed below)) and (ii) to use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company has agreed to keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed or sent to holders of Notes and to consummate the Exchange Offer no later than the 330th day after August 20, 2014. Under certain circumstances, the Company has agreed to file a shelf registration statement with the SEC with respect to the resale of the Notes. If the Company does not comply with these obligations, subject to limitations set forth in the Registration Rights Agreement, the Company will be required to pay additional interest to holders of transfer restricted Notes in an amount equal to 0.25% per annum on the principal amount of the Notes, for the first 90 days following such default. Thereafter, the amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the default is cured, up to a maximum amount of 1.00% per annum.

Some of the initial purchasers of the Notes and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates, and have received, or may receive in the future, customary fees and commissions for these transactions.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Indenture and the Notes is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

4.1	Indenture, dated August 20, 2014, by and between The Timken Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

10.1	Registration Rights Agreement, dated August 20, 2014, by and among The Timken Company, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

By:	/s/ William R. Burkhart
William R. Burkhart Executive Vice President, General Counsel and Secretary

Date: August 20, 2014

EXHIBIT INDEX

Ex. No.	Description

4.1	Indenture, dated August 20, 2014, by and between The Timken Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

10.1	Registration Rights Agreement, dated August 20, 2014, by and among The Timken Company, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.